Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of November 11, 2022, is entered into by and among MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”) and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company” and, together with Acquiror and the Sponsor, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company, Acquiror and MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into the Agreement and Plan of Merger, dated as of November 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement;

WHEREAS, as of the date of this Agreement, the Sponsor is the record holder and the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 6,250,000 shares of Acquiror Class B Common Stock (the “Sponsor Shares”) and (ii) 4,933,333 warrants issued in a private placement simultaneously with the closing of the Acquiror’s initial public offering (the “Warrants”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING; TRANSFER OF SHARES; OTHER COVENANTS

Section 1.01.      Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 9.04 (‘Exclusivity’), 9.07 (‘Confidentiality; Publicity’) and 9.08 (‘Cooperation; Further Assurances’) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.02.      Voting; Waiver of Anti-Dilution Protection.

(a)            The Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Section 5.01 (the “Applicable Period”), at each meeting of the stockholders of Acquiror (whether annual or special, however called, a “Meeting”) and at each adjournment or postponement thereof, and in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable) all of its Sponsor Shares and any New Securities that are owned as of the applicable record date by the Sponsor (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable), in each case as follows:

(i)            in favor of each of the Acquiror Stockholder Matters and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)            against any proposal (i) providing for a Business Combination Proposal, (ii) any action that is likely to result in a breach of Section 9.04(b) of the Merger Agreement or (iii) the adoption of any agreement to enter into a Business Combination Proposal, in each case, other than with the Company pursuant to the Merger Agreement;

(iii)            against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, issuance of Acquiror Common Stock (other than pursuant to the PIPE Investment), dissolution, liquidation or winding up of or by Acquiror;

(iv)            against any action that would result in the change in the business, management or board of directors of Acquiror (other than in connection with the Acquiror Stockholder Matters); and

(v)            against any action, transaction or agreement that would reasonably be expected to (A) result in a breach of any representation or warranty or covenant of Acquiror or the Merger Sub under the Merger Agreement or this Agreement; (B) prevent, delay or impair (i) any of the Acquiror Stockholder Matters or (ii) consummation of the Transactions in any material respect; (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

(b)            Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Acquiror Common Stock.

(c)            The obligations of Sponsor specified in this Section 1.02 will apply whether or not any of the Acquiror Stockholder Matters is recommended by the board of directors of Acquiror and whether or not the board of directors of Acquiror previously recommended any of the Acquiror Stockholder Matters but later changed such recommendation.

(d)            The Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person (i) to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02 or (ii) that would make any representation or warranty or obligation of Sponsor contained herein untrue or incorrect in any respect or have the effect of preventing Sponsor from performing its obligations hereunder.

(d)            The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 17, 2020, by and among the Sponsor, Acquiror and other parties thereto (the “Letter Agreement”), including (but not limited to): (i) the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by the Sponsor, including its Sponsor Shares and any New Securities owned by it at any time, including in connection with (A) the transactions contemplated by the Merger Agreement or (B) any Extension and (ii) the obligations of Sponsor pursuant to Section 7 therein to not Transfer (as defined therein), except as otherwise permitted therein, (A) any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (1) one year after the Closing or (2) the early-release provisions described in Section 7(a) therein and (B) any Private Placement Warrants until 30 days after the Closing.

(e)            Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Sponsor (i) hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, those certain anti-dilution protection provisions contained in Section 4.3(b)(ii) of the Acquiror Certificate of Incorporation, (ii) agrees to provide its consent, as the sole holder of Acquiror Class B Common Stock, to amend, alter or repeal Section 4.3(b)(ii) of the Acquiror Certificate of Incorporation to waive such anti-dilution protection provisions in accordance with Section 4.3(b)(iii) of the Acquiror Certificate of Incorporation, (iii) agrees not to assert or perfect, any other right to adjustment or other anti-dilution protections with respect to the conversion of its Sponsor Shares into shares of Class A Common Stock in connection with the transactions contemplated by the Merger Agreement and (iv) immediately prior to Closing, agrees to convert its Sponsor Shares into shares of Acquiror Class A Common Stock on a one-for-one basis. Sponsor acknowledges and agrees that in no event shall Sponsor convert its Sponsor Shares into shares of Class A Common Stock at a ratio of greater than one-for-one and agrees to take any and all actions necessary to carry out the intent of this Section 1.02(f). The waiver specified in this Section 1.02(f) shall be effective contingent upon the Closing and shall be void and of no further force and effect if this Agreement is validly terminated in accordance with Section 5.01.

Section 1.03.      No Transfers. During the Applicable Period and, in the case of Sponsor Earnout Shares, for so long as such Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12, the Sponsor shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), file or participate in the filing of a registration statement with the SEC, exchange, pledge, hypothecate or otherwise encumber or dispose of any of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (b) deposit any shares of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants or any rights to acquire any securities or equity interests of Acquiror into a voting trust or enter into a voting agreement or any other arrangement with respect to such securities or any rights to acquire any securities or equity interests of Acquiror or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any shares of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate, publicly announce or make an offer to enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit (i) Transfers between the Sponsor and any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, (A) Sponsor provides Acquiror and the Company with written notice prior to such Transfer and (B) such Affiliate or transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A, or (ii) any Transfer by Sponsor in connection with any arrangement in connection with any forward purchase agreement, backstop agreement or similar arrangement in connection with the consummation of the Merger (as well as any commitment, agreement or understanding to Transfer such shares or Warrants (and the Transfer of such shares or Warrants) at the Closing in satisfaction of any Transaction Expenses of the Company that are to be paid by Sponsor pursuant to Section 1.10 of this Agreement), so long as, prior to and as a condition to the effectiveness of any such Transfer or commitment, agreement or understanding to Transfer, such transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any shares of Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of such Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period or in the case of Sponsor Earnout Shares, for so long as Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12.

Section 1.04.      Stop Transfer. The Sponsor shall not request that Acquiror register any transfer of any Certificate or other uncertificated interest representing any shares of its Sponsor Shares, Sponsor Earnout Shares, New Shares or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period or in the case of Sponsor Earnout Shares, during the period which such Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12.

Section 1.05.      Waiver of Appraisal Rights. The Sponsor hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against Acquiror, the board of directors of Acquiror or Acquiror’s management, the Company, the Board of Directors of the Company or the Company’s management, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or challenging the validity of, or seeking to enjoin any of the Transactions, or (ii) alleging a breach of any fiduciary duty or any self-dealing of the board of directors of Acquiror in connection with this Agreement, the Merger Agreement or the Transactions.

Section 1.06.      No Agreement as Director or Officer. The Sponsor is entering into this Agreement solely in the Sponsor’s capacity as record or beneficial owner of shares of Acquiror Common Stock and Warrants, and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of Acquiror) of the Sponsor, solely in his or her capacity as a director or officer of Acquiror (or a Subsidiary of Acquiror).

Section 1.07.      New Securities. In the event that (a) any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Warrants of, on or affecting the shares of Acquiror Common Stock or Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror after the date of this Agreement, including warrants exercisable for shares of Acquiror Class A Common Stock that the Sponsor may receive upon conversion of the Convertible Sponsor Note, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Preferred Stock, Acquiror Common Stock or other equity securities of Acquiror after the date of this Agreement (such shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror, described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Warrants owned by the Sponsor as of the date hereof.

Section 1.08.      No Litigation. The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority against the Company, the Company’s Affiliates, Acquiror or any of their respective successors and assigns (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including (i) challenging the Closing Equity Value of the Company and resulting shares of Common Stock issued as Closing Merger Consideration or (ii) any claim seeking to enjoin or delay the consummation of the Merger in any respect), (b) alleging a breach of any fiduciary duty or self-dealing of any Person in connection with the Merger Agreement or the Transactions, or (c) seeking Appraisal Rights in connection with the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement.

Section 1.09.      Further Assurances. The Sponsor shall, without further consideration, execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement.

Section 1.10.      Assumption of Acquiror Transaction Expenses. The Sponsor shall be solely responsible for the payment of (and neither the Acquiror, the Company, Merger Sub nor the Surviving Company shall have any obligation or liability with respect to) and pay or cause to be paid at Closing any Acquiror Transaction Expenses in excess of the applicable Acquiror Transaction Expenses Cap, either (a) in cash held outside of the Trust Account or (b) via the Transfer of (i) Sponsor Shares held by Sponsor immediately prior to Closing, (ii) shares of Common Stock held by Sponsor immediately after Closing (which equals the number of shares of Sponsor Shares converted into shares of Acquiror Class A Common Stock on a one-for-one basis immediately prior to Closing and upon the filing of the Acquiror Charter, redesignated as Common Stock), in each case of clause (i) or (ii), excluding Forfeited Sponsor Shares and Sponsor Earnout Shares, or (iii) Warrants, to the applicable party to whom such Acquiror Transaction Expenses are payable; provided that, in lieu of direct Transfer of such securities by Sponsor, at the mutual agreement of the Sponsor and the Company, the Sponsor may instead, forfeit such number of shares of Sponsor Shares (if prior to Closing) or shares of Common Stock (if after Closing), in each case, excluding Forfeited Sponsor Shares and Sponsor Earnout Shares, or Warrants held by Sponsor for no consideration and the Acquiror, subject to compliance with applicable securities laws, shall issue, upon the forfeiture of such Sponsor Shares, shares of Common Stock or Warrants previously held by Sponsor, the corresponding number of shares of Acquiror Class A Common Stock (if prior to Closing), shares of Common Stock (if after Closing) or Warrants to the party to whom such Acquiror Transaction Expenses are payable; provided further, that, prior to the payment of such Acquiror Transaction Expenses pursuant to clause (b) of this Section 1.10, Sponsor shall (i) provide Company with advanced written notice describing the terms of such arrangement, including amounts to be satisfied, the name of the proposed transferor and the number of shares of Common Stock or Warrants to be transferred in satisfaction of such Acquiror Transaction Expense and (ii) such holder of Acquiror Transaction Expenses shall enter into a customary release agreement with Sponsor and the Acquiror.

Section 1.11.      Founder Share Forfeiture.

(a)            In connection with the consummation of the Merger, the Sponsor agrees that, upon and subject to the occurrence of the Closing, (i) the Sponsor shall automatically forfeit and cancel, without any further action by the Sponsor or any other Person or any further consideration therefor, 2,187,500 shares of Common Stock held by Sponsor as of immediately after Closing (which such shares represents thirty-five percent (35%) of the total Sponsor Shares held by the Sponsor as of the date of this Agreement to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (the “Forfeited Sponsor Shares”) and (ii) Acquiror shall direct its Transfer Agent to take any and all such actions necessary to retire and cancel such Forfeited Sponsor Shares.

(b)            This Section 1.11 shall be void and of no force and effect if this Agreement is validly terminated in accordance with Section 5.01.

Section 1.12.      Sponsor Earnout

(a)            At the Closing, 3,125,000 of the shares of Common Stock held by Sponsor as of immediately after Closing (which such shares represents fifty percent (50%) of the total Sponsor Shares held by the Sponsor as of the date of this Agreement to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (the “Sponsor Earnout Shares”) shall be unvested and subject to the vesting and forfeiture provisions set forth in this Section 1.12. For the avoidance of doubt, immediately after Closing, all of the remaining shares of Common Stock held by Sponsor (as to which there are 937,500 of such shares as of the date of this Agreement and which such shares, as of the date of this Agreement, represent fifteen percent (15%) of the total Sponsor Shares held by the Sponsor to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (other than such Sponsor Earnout Shares, Forfeited Shares and Sponsor Shares transferred to satisfy Acquiror Transaction Expenses in accordance with Section 1.10) shall be fully vested and free from forfeiture. The Sponsor shall not (and will cause its Affiliates not to) Transfer any unvested Sponsor Earnout Shares prior to the later of (i) the expiration of the Earnout Period and (ii) the date such Sponsor Earnout Shares become vested pursuant to this Section 1.12, provided that the foregoing restriction on Transfers shall not restrict any Transfers of Sponsor Earnout Shares by Sponsor prior to the expiration of the Earnout Period to any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A. Sponsor acknowledges and agrees that during the Earnout Period, until such Sponsor Earnout Shares become fully vested in accordance with Section 1.12(b), (c) or (e), Acquiror shall issue stop-transfer instructions to its Transfer Agent with respect to the applicable Sponsor Earnout Shares and Acquiror shall not be required to (a) transfer on its books any Sponsor Earnout Shares that have been sold or otherwise transferred in violation of this Section 1.12, including a transfer prior to an applicable Earnout Target is achieved or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.

(b)            Following the Closing, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”), (i) the VWAP of the shares of Common Stock equals or exceeds $15 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “First Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “First Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, (ii) the VWAP of the shares of Common Stock equals or exceeds $20 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Second Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Second Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, (iii) the VWAP of the shares of Common Stock equals or exceeds $25 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Third Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Third Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, and (iv) the VWAP of the shares of Common Stock equals or exceeds $30 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Fourth Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Fourth Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12. Each of the First Level Earnout Target, Second Level Earnout Target, Third Level Earnout Target and Fourth Level Earnout Target shall be referred to herein as an “Earnout Target.”

(c)            If any one or more of the Earnout Targets in clause (b) above is, or if all Earnout Targets are, achieved on or prior to the last day of the Earnout Period, then, following the achievement of the applicable Earnout Target, the First Level Sponsor Earnout Shares, Second Level Sponsor Earnout Shares, Third Level Sponsor Earnout Shares or Fourth Level Sponsor Earnout Shares, as applicable, for the particular Earnout Targets or Earnout Targets that are so achieved, shall become fully vested and shall no longer be subject to forfeiture or the transfer restrictions set forth in Section 1.12(a).

(d)            If any of the Sponsor Earnout Shares remain unvested on the first Business Day after the expiration of the Earnout Period, (i) such unvested Sponsor Earnout Shares shall be forfeited immediately and shall be cancelled for no consideration and (ii) Acquiror shall direct its Transfer Agent to take any and all such actions necessary to retire and cancel such unvested Sponsor Earnout Shares.

(e)            Notwithstanding anything in this Agreement to the contrary, if an Acquiror Change of Control occurs during the Earnout Period which results in the holders of Common Stock receiving a Company Sale Price equal to or in excess of the applicable Earnout Target, then immediately prior to the consummation of such Acquiror Change of Control any such Earnout Target that has not previously been satisfied shall be deemed to be satisfied and the related vesting conditions shall also be deemed to have occurred such that the holders of the Sponsor Earnout Shares corresponding to such previously unsatisfied Earnout Targets shall be eligible to participate in such Acquiror Change of Control. For avoidance of doubt, assuming no prior Earnout Targets have been achieved as of the date of the Acquiror Change of Control: (i) if the Company Sale Price is greater than or equal to the First Level Earnout Target, but less than the Second Level Earnout Target, the First Level Sponsor Earnout Shares shall be deemed to have fully vested; (ii) if the Company Sale Price is greater than or equal to the Second Level Earnout Target, but less than the Third Level Earnout Target, the First Level Sponsor Earnout Shares and Second Level Sponsor Earnout Shares shall be deemed to have fully vested; (iii) if the Company Sale Price is greater than or equal to the Third Earnout Target, but less than the Fourth Level Earnout Target, the First Level Sponsor Earnout Shares, the Second Level Sponsor Earnout Shares and the Third Level Sponsor Earnout Shares shall be deemed to have fully vested and (iv)  if the Company Sale Price is greater than or equal to the Fourth Earnout Target, then all of the Sponsor Earnout Shares shall be deemed to have fully vested.

(f)            For the purposes of this Agreement, an “Acquiror Change of Control” means (i) a merger, consolidation or other business combination of Acquiror in which any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquires more than fifty percent (50%) of the voting power of the then outstanding capital stock of the Acquiror entitled to vote for the election of directors of Acquiror or the surviving person outstanding immediately after such merger, consolidation or other business combination; (ii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Acquiror representing more than fifty percent (50%) of the voting power of the capital stock of the Acquiror entitled to vote for the election of directors of the Acquiror; or (iii) any sale, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of Acquiror and its subsidiaries, taken as a whole.

(g)            For purposes of this Agreement, “Company Sale Price” means the price per share payable per share of Common Stock in an Acquiror Change of Control. If the consideration to be paid for Common Stock in an Acquiror Change of Control includes the issuance of securities to the Acquiror’s stockholders, for purposes of valuing such securities the value shall be computed based on the value of such Common Stock provided in the definitive acquisition agreement and to the extent such price per share is not included in the definitive acquisition agreement then, (i) if the securities are then traded on a national securities exchange or The Nasdaq Stock Market (or a similar national quotation system), then the value shall be computed based on the volume-weighted average dollar price of the securities on such exchange or system over the twenty-day period ending three days prior to the date of such Acquiror Change of Control, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the twenty-day period ending three days prior to the date of such Acquiror Change of Control and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof as determined by a third party valuation firm that is mutually agreeable to the Acquiror and Sponsor.

(h)            For purposes of this Section 1.12, (i) “VWAP” means, for shares of Common Stock as of any Trading Day, the volume-weighted average dollar price for such shares traded on Nasdaq or another national securities exchange during the period beginning at 9:30:01 a.m. Eastern Time on each Trading Day during the applicable period and ending at 4:00:00 p.m. Eastern Time on each Trading Day during the applicable period and (ii) “Trading Day” means any day on which the shares of Common Stock are actually traded on Nasdaq or another national securities exchange.

(i)            Until and unless the Sponsor Earnout Shares are forfeited, subject to the provisions of this Agreement, Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(j)            This Section 1.12 shall be void and of no force and effect if the Merger Agreement shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

Section 1.13.      Public Announcements; Filings; Disclosures.

(a)            Sponsor (and its Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of the Company (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case Sponsor shall use its reasonable best efforts to provide Company, Company’s outside legal counsel, Acquiror and Acquiror’s outside legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures made by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by Sponsor to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement.

(b)            Sponsor hereby consents to and authorizes Acquiror to (i) publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Sponsor’s identity and ownership of Subject Shares and Sponsor’s obligations under this Agreement (the “Sponsor Information”) and (ii) the filing of the form of this Agreement as attached as Exhibit A to the Merger Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger; provided that, with respect to the foregoing clause (i), Acquiror shall use its commercially reasonable efforts to provide Sponsor with a reasonable opportunity to review and comment on any Sponsor Information included in such disclosure in advance of its filing and as promptly as practicable thereafter, Sponsor shall notify Acquiror of any required corrections with respect to any Sponsor Information supplied by Sponsor, if and to the extent Sponsor becomes aware that any such Sponsor Information shall have become false or misleading in any material respect.

Section 1.14.      Non-Solicitation. Sponsor acknowledges that Sponsor has read Section 9.04(b) (‘Exclusivity’) of the Merger Agreement. In addition, Sponsor, solely in its capacity as a stockholder of Acquiror, agrees not to, directly or indirectly, take any action that would violate Section 9.04(b) of the Merger Agreement if Sponsor were deemed a “Representative” of Acquiror for purposes of Section 9.04(b) of the Merger Agreement.

Section 1.15.      No Adverse Act. Sponsor hereby agrees that, except as expressly provided or permitted by this Agreement, Sponsor shall not knowingly, and shall cause its Affiliates not to knowingly, without the prior written consent of Company (in the Company’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of Sponsor’s obligations contained under Section 1.01, (b) make any representation or warranty of Sponsor herein materially untrue or inaccurate or (c) otherwise restrict, limit or interfere with Sponsor’s obligations contained under this Agreement.

Section 1.16.      Satisfaction of Sponsor Notes. Sponsor acknowledges and agrees that, Annex B attached hereto is a complete and accurate list of all outstanding loans, notes and any other amounts for borrowed money owed to it by Acquiror or which Acquiror may be liable as of the date hereof (the “Sponsor Notes”).

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor hereby represents and warrants to Acquiror and the Company as follows:

Section 2.01.      Organization; Authorization. The Sponsor (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Sponsor’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Sponsor and this Agreement constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.02.      Governmental Filings; No Violations; Certain Contracts.

(a)            Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Sponsor with, nor are any required to be made or obtained by the Sponsor with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform the Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)            The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated by this Agreement by the Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Sponsor or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Sponsor pursuant to, any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Sponsor is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03.      Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Sponsor, threatened against the Sponsor or any of its Affiliates or to which Sponsor or any of its Affiliates is otherwise a party, and (b) neither the Sponsor nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority that challenges any part of this Agreement or the transactions contemplated hereby.

Section 2.04.      Ownership of Acquiror Common Stock and Warrants; Voting Power. As of the date of this Agreement the Sponsor is the record and beneficial owner of (i) 6,250,000 Acquiror Class B Common Stock, (ii) 4,933,333 Warrants and (iii) a Convertible Sponsor Note in the amount of $1,500,000 that may be converted into additional warrants exercisable for shares of Acquiror Class A Common Stock (if exercised prior to Closing) at a price of $1.50 per warrant, and other than the Acquiror securities described in the immediately foregoing clauses (i) through (iii), as of the date of this Agreement, there are no other Acquiror securities (or any other securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Acquiror securities of any kind) held of record or beneficially owned by the Sponsor or in respect of which the Sponsor has any voting power over. There are no other shares of Acquiror Class B Common Stock outstanding (other than the 6,250,000 shares of Acquiror Class B Common Stock held by Sponsor) and no other Person, other than the Sponsor, has any record or beneficial ownership or title to any shares of Acquiror Class B Common Stock outstanding. The Sponsor is the record holder and beneficial owner of all of its shares of Acquiror Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all of its Sponsor Shares and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of its Sponsor Shares and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Acquiror Organizational Documents. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Sponsor Shares, Convertible Sponsor Note or Warrants other than pursuant to the Merger Agreement.

Section 2.05.      Reliance. The Sponsor understands and acknowledges that Acquiror and the Company are relying upon the Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Sponsor contained in this Agreement.

Section 2.06.      Finder’s Fees. As of the date of this Agreement, no agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement, the Merger Agreement or the Transaction Agreements based upon any arrangement or agreement made by or on behalf of the Sponsor, except as set forth in Schedule 6.07 to the Merger Agreement.

Section 2.07.      Affiliate Arrangements. As of the date of this Agreement, neither the Sponsor nor any of its Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any Acquiror Material Contract, except as listed on Annex C attached hereto or (ii) other than the Sponsor Notes, is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or other consideration, in each case, regardless whether in the form of equity or cash or in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of the Merger.

Section 2.08.      No Other Representations or Warranties. Except for the representations and warranties made by the Sponsor in this Article 2, neither the Sponsor nor any other Person on behalf of the Sponsor makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Sponsor and the Company as follows:

Section 3.01.      Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02.      Corporate Authority. Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.      No Other Representations or Warranties. Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person on behalf of Acquiror makes any express or implied representation or warranty to the Sponsor or the Company in connection with this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sponsor and the Acquiror as follows:

Section 4.01.      Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02.      Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of the Company’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03.      No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty to the Sponsor or Acquiror in connection with this Agreement, and the Company expressly disclaims any such other representations or warranties.

Article 5

GENERAL PROVISIONS

Section 5.01.      Termination. This Agreement shall automatically be terminated at the earliest to occur of: (a) the termination of the Merger Agreement pursuant to Article XI thereof and (b) the effective date of a mutual written agreement duly executed and delivered by Acquiror, the Company and the Sponsor terminating this Agreement in accordance with Section 5.03; provided, however, that in the case of any termination pursuant to clause (b) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.08 (‘No Litigation’), Section 1.09 (‘Further Assurances’), and this Article 5 shall survive such termination. Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 5.02.      Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Sponsor’s obligations to vote its Sponsor Shares and/or New Securities as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.03.      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Acquiror or the Sponsor:

MedTech Acquisition Sponsor LLC

48 Maple Avenue

Greenwich, Connecticut 06830

Attention: Christopher C. Dewey

Email: ccdewey@gmail.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:      Kevin Shuler

Email:      kshuler@foley.com

If to the Company:

TriSalus Life Sciences Inc.

6272 W. 91st Avenue

Westminster, CO 80031

Attn:      Sean Murphy

Email:      sean.murphy@trisaluslifesci.com

with copies (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121 Attn:      Rama Padmanabhan; Matt Browne

Email:      rama@cooley.com; mbrowne@cooley.com

Section 5.04.      Miscellaneous. Article XII and Section 1.02 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

Section 5.05.      No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 5.06.      Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MedTech Acquisition Sponsor LLC

By:	/s/ Christopher Dewey
Name: Christopher Dewey
Title: Managing Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

TriSalus Life Sciences, Inc.

By:	/s/ Mary Szela
Name: Mary Szela
Title: CEO and President, TriSalus Life Sciences

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MedTech Acquisition Corporation

By:	/s/ Christopher Dewey
Name: Christopher Dewey
Title: Chief Executive Officer

[Signature Page to Support Agreement]

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of November 11, 2022 (the “Sponsor Support Agreement”) by and among Acquiror, the Company and the Sponsor that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a “Sponsor” under, this Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement as “Sponsor”. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement applicable to “Sponsor.”

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:
Email Address:
With copies to:

Annex B

Sponsor Notes

Annex C

Acquiror Material Contracts